Exhibit 99

Journal Communications Reports Third Quarter 2013 Results

Third Quarter 2013 Highlights and Changes from Third Quarter 2012:

  Revenue of $97.7 million, down 0.1%
  Broadcast revenue – excluding political, Olympic, and Nashville NewsChannel 5 revenue – up 5.0%
  Political and Olympic revenue of $0.4 million compared to $11.6 million
  Publishing revenue, excluding northern WI community publications sold in December 2012, up 2.3%
  Daily newspaper retail revenue up 7.5% - total advertising revenue up 4.8%
  Operating earnings of $9.5 million, down 29.7% driven by lower political and Olympic advertising
  Diluted EPS of $0.09; down from $0.14
  Agreement to sell Palm Springs NBC affiliate KMIR-TV and My Network affiliate KPSE-TV to OTA Broadcasting for $17.0 million in cash, pending FCC approval

MILWAUKEE--(BUSINESS WIRE)--October 31, 2013--Journal Communications, Inc. (NYSE:JRN) today announced results for its third quarter ended September 29, 2013.

“Journal Communications had a solid third quarter, driven by continued improving advertising revenue trends in publishing, as well as revenue gains in our broadcast group. Total revenue of $97.7 million was essentially flat compared to 2012 which had record political and Olympic spending,” said Steven J. Smith, Chairman and CEO of Journal Communications.

“Within the broadcast group, revenue was up 3%, with television up 2% and radio up nearly 4%. Revenue from NewsChannel 5 in Nashville helped us replace the political and Olympic advertising dollars we saw during the third quarter of last year.”

“Although we were challenged by a protracted retransmission consent agreement negotiation with Time Warner Cable, which took our television stations off of their system in four of our markets for eight weeks, we are pleased with the result of the negotiation.”

“On the publishing side of the business, we’re pleased to report that advertising revenue was up almost 5% year over year at the daily newspaper. A continued focus on advertising sales initiatives, along with ongoing efforts to control expenses, contributed to a 52% increase in operating earnings for the daily newspaper.”

Third Quarter 2013 Results

Note that unless otherwise indicated, all comparisons are to the third quarter ended September 23, 2012. Same-station comparisons exclude the operations of NewsChannel 5 in Nashville, Tennessee, which we purchased in December 2012.

For the third quarter, revenue of $97.7 million decreased 0.1% and operating earnings of $9.5 million decreased 29.7%. Net earnings were $4.5 million, a decrease of 40.9%.

In the third quarter, basic and diluted net earnings per share of class A and B common stock were $0.09 compared to $0.14.

The operating margin was 9.8% for the third quarter compared to 13.9%. Adjusted EBITDA, as defined in Table 4, was $15.6 million, a decrease of 24.7%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the third quarter of 2013 and 2012 (dollars in millions).

	Q3	Q3%
	2013	2012	Change
Revenue:
Broadcasting	$ 60.4	$ 58.8	2.7
Publishing	37.7	39.2	(3.7)
Corporate eliminations	(0.4)	(0.2)	(76.2)
Total Revenue	$ 97.7	$ 97.8	(0.1)

Operating earnings (loss):
Broadcasting	$ 8.1	$ 13.0	(37.6)
Publishing	3.2	2.2	43.4
Corporate	(1.8)	(1.6)	(7.7)
Total operating earnings	$ 9.5	$ 13.6	(29.7)

For the third quarter, total expenses of $88.2 million increased 4.7% compared to $84.2 million, primarily driven by the acquisition of NewsChannel 5 in Nashville.

Broadcasting

For the third quarter, broadcasting revenue increased 2.7% to $60.4 million, though declined 15.2% on a same-station basis on lower political and Olympic revenue. Total broadcast political and Olympic revenue was $0.4 million compared to $11.6 million. Local advertising revenue, excluding political and Olympic revenue, was up 22.7% to $42.4 million, or 3.1% on a same-station basis. National advertising revenue, excluding political and Olympic revenue, increased 27.1% to $10.6 million, though declined 0.4% on a same-station basis. Retransmission revenue of $5.4 million increased 105.0%, or 51.7% on a same-station basis. Broadcasting operating earnings of $8.1 million decreased 37.6% compared to $13.0 million, principally due to lower political and Olympic advertising revenue that offset increases from the Nashville NewsChannel 5 acquisition.

Television

Revenue from television stations for the third quarter increased 2.2% to $39.8 million. Excluding political and Olympic revenue of $11.3 million in 2012, revenue from television stations increased 42.8%, or 5.0% on a same-station basis. Local advertising revenue increased 40.9%, or 2.0% on a same-station basis, largely due to increases in automotive and supermarket advertising. National advertising revenue increased 35.1%, or 0.7% on a same-station basis, primarily due to an increase in automotive and medical advertising. Operating earnings of $4.6 million decreased 53.8%, or 98.8% on a same station basis primarily due to lower political and Olympic advertising and the impact of the Time Warner Cable dispute. Television operating expenses increased 21.5% driven by the acquisition of Nashville NewsChannel 5. On a same-station basis and excluding acquisition, divestiture and integration costs, operating expenses increased 2.4%.

Radio

For the third quarter, revenue from radio stations increased 3.5% to $20.6 million, or 4.9% excluding political revenue. Radio political advertising revenue was $0.1 million compared to $0.3 million. Local advertising revenue increased 4.3%, primarily due to increases in professional services, retail and medical advertising. National advertising revenue decreased 4.9%, mostly due to declines in media, professional services and restaurant advertising. Operating earnings from radio stations were $3.5 million compared to $3.0 million, an increase of 16.3%. Radio operating expenses increased 1.3% driven by higher employee-related costs and higher broadcast rights fees. Excluding a building impairment charge recorded in 2012 and acquisition expenses in both years, operating expenses increased 3.7%.

Publishing

For the third quarter, publishing revenue decreased 3.7% to $37.7 million compared to $39.2 million. Excluding the northern Wisconsin publications sold in December 2012, revenue increased 2.3% driven by higher retail advertising revenue that was partially offset by a decline in circulation and classified revenue. Operating earnings from publishing were $3.2 million compared to $2.2 million, an increase of 43.4%, driven by lower workforce reduction charges and depreciation expense.

Total newsprint and paper expense in publishing was $3.9 million compared to $4.3 million, a 9.3% decrease, principally due to a decrease in print volume.

Daily Newspaper

Revenue at the daily newspaper for the third quarter increased 1.0% to $34.2 million compared to $33.9 million. Retail advertising revenue increased 7.5% driven by several large customers. Classified advertising revenue decreased 2.9% due to a decline in the employment category.

Digital advertising revenue increased 9.3% to $3.0 million compared to $2.8 million, driven by an increase in retail digital revenue partially offset by declines in classified digital revenue. Circulation revenue of $12.3 million decreased 3.0% due to print circulation declines that offset price increases. Other revenue was $4.1 million, down 2.1% due to volume declines in commercial delivery. Operating earnings from the daily newspaper were $3.0 million, compared to $2.0 million, an increase of 52.4%. Daily newspaper operating expenses decreased 2.1%, principally due to lower employee workforce reduction charges and depreciation expense compared to 2012.

Community Newspapers

Community newspapers and shoppers revenue for the third quarter decreased 33.8% to $3.5 million compared to $5.3 million. Excluding the northern Wisconsin properties sold in December 2012, revenue increased 16.4% driven by higher commercial printing revenue that offset declines in advertising and circulation revenue. Operating earnings from community newspapers and shoppers were $0.2 million compared to $0.3 million, a decline of 21.8%. Operating expenses were down $1.7 million or 34.5%, primarily due to the sale of the northern Wisconsin publications.

Corporate

The operating loss for the third quarter was $1.8 million compared to $1.6 million.

Non-Operating Items

For the third quarter, total other expense, which is primarily comprised of interest expense, was $1.9 million compared to $1.0 million. The increase in interest expense was driven by higher average borrowings for the quarter as the result of the Nashville NewsChannel 5 acquisition in December 2012.

The third quarter effective tax rate was 40.5% compared to 38.8% in 2012 primarily due to a favorable audit settlement in 2012.

Notes Payable and Cash Flows

At the end of the third quarter, total debt was $221.1 million. Of the $221.1 million debt, $205.2 million was drawn on our senior secured credit facilities and an additional $15.9 million was outstanding in unsecured subordinated notes payable to the former holders of our class C shares. Year-to-date through the third quarter, we reduced our total debt by $24.9 million as compared to the 2012 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 2.41-to-1. Year-to-date cash from operating activities was $37.5 million compared to $41.6 million due to a decrease in net earnings. Year-to-date capital expenditures were $8.5 million compared to $8.1 million.

Subsequent Event

On October 4, 2013, we agreed to sell Palm Springs NBC affiliate KMIR-TV and My Network affiliate KPSE-TV to OTA Broadcasting, for $17.0 million in cash. The sale is subject to FCC approval.

Fourth Quarter 2013 Outlook

In the fourth quarter of 2013, on a same-station basis excluding political and the extra week in 2012, we expect total broadcast revenue to be up in the mid-single digits as compared to the fourth quarter of 2012. In publishing, excluding the northern Wisconsin community publications and the extra week in 2012, we anticipate revenue declines in the low-single digits as compared to the fourth quarter of 2012.

Conference Call and Webcast

The company will hold an earnings conference call today at 11:00 a.m. Central Time (12:00 p.m. ET, 9:00 a.m. PT). To access the call, dial (866) 515-2912 (domestic) or (617) 399-5126 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 40405786. A live webcast of the third quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 11:00 a.m. CT this morning. An archive of the webcast will be available on this site today through November 7. Replays of the conference call will also be available through November 7. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 73586587.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate 15 television stations and 35 radio stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our digital media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, changes in advertising demand or the buying strategies of advertisers or the migration of advertising to the internet; changes in newsprint prices and other costs of materials; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts; the availability of quality broadcast programming at competitive prices; changes in network affiliation agreements, including increased costs as networks seek a greater share of retransmission revenue; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts; and the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

Tables Follow

								Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)				Three Quarters (B)
	2013		2012	% Change	2013		2012	% Change

Revenue:
Broadcasting	$ 60,389		$ 58,810	2.7	$ 181,463		$ 157,726	15.0
Publishing	37,739		39,193	(3.7)	112,717		118,267	(4.7)
Corporate eliminations	(437)		(248)	(76.2)	(582)		(465)	(25.2)
Total revenue	97,691		97,755	(0.1)	293,598		275,528	6.6

Operating costs and expenses:
Broadcasting	32,964		27,243	21.0	91,142		72,639	25.5
Publishing	24,900		26,057	(4.4)	75,202		78,563	(4.3)
Corporate eliminations	(438)		(248)	(76.6)	(580)		(465)	(24.7)
Total operating costs and expenses	57,426		53,052	8.2	165,764		150,737	10.0

Selling and administrative expenses	30,733		31,135	(1.3)	96,734		92,023	5.1
Total operating costs and expenses and selling and administrative expenses	88,159		84,187	4.7	262,498		242,760	8.1

Operating earnings	9,532		13,568	(29.7)	31,100		32,768	(5.1)

Other income and (expense):
Interest income	-		11		-		22
Interest expense	(1,889)		(998)		(5,929)		(2,415)
Other	-		-		(188)		-
Total other income and (expense)	(1,889)		(987)	(91.4)	(6,117)		(2,393)	U

Earnings from continuing operations before income taxes	7,643		12,581	(39.2)	24,983		30,375	(17.8)

Provision for income taxes	3,097		4,883	(36.6)	10,043		12,147	(17.3)

Net earnings	$ 4,546		$ 7,698	(40.9)	$ 14,940		$ 18,228	(18.0)

Weighted average number of shares-Class A and B common stock:
Basic	50,309,880		49,980,697		50,230,655		50,120,169
Diluted	50,590,462	#	49,980,697		50,510,155	#	50,120,169

Weighted average number of shares-Class C common stock	-		3,264,000		-		3,264,000

Net earnings per share:
Basic - Class A and B common stock:	$ 0.09		0.14		$ 0.30		0.32
Diluted - Class A and B common stock:	$ 0.09		0.14		$ 0.30		0.32
Basic and diluted - Class C common stock:	$ -		0.15		$ -		0.63

# The two-class method of diluted EPS is no longer applicable in the third quarter and three quarters ended of 2013, therefore the impact of non-vested restricted shares is included in diluted weighted average shares.

(A) 2013 third quarter: July 1, 2013 to September 29, 2013
2012 third quarter: June 25, 2012 to September 23, 2012
(B) 2013 three quarters: December 31, 2012 to September 29, 2013
2012 three quarters: December 26, 2011 to September 23, 2012
U Greater than 100% unfavorable variance

						Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)			Three Quarters (B)
	2013	2012	% Change	2013	2012	% Change
Revenue
Broadcasting	$ 60,389	$ 58,810	2.7	$ 181,463	$ 157,726	15.0
Publishing	37,739	39,193	(3.7)	112,717	118,267	(4.7)
Corporate eliminations	(437)	(248)	(76.2)	(582)	(465)	(25.2)
	$ 97,691	$ 97,755	(0.1)	$ 293,598	$ 275,528	6.6

Operating earnings (loss)
Broadcasting	$ 8,097	$ 12,975	(37.6)	$ 29,945	$ 32,813	(8.7)
Publishing	3,203	2,234	43.4	7,141	5,391	32.5
Corporate	(1,768)	(1,641)	(7.7)	(5,986)	(5,436)	(10.1)
	$ 9,532	$ 13,568	(29.7)	$ 31,100	$ 32,768	(5.1)

Depreciation and amortization
Broadcasting	$ 3,938	$ 3,172	24.1	$ 11,798	$ 9,549	23.6
Publishing	1,772	2,265	(21.8)	5,257	7,171	(26.7)
Corporate	174	168	3.6	519	499	4.0
	$ 5,884	$ 5,605	5.0	$ 17,574	$ 17,219	2.1

(A) 2013 third quarter: July 1, 2013 to September 29, 2013
2012 third quarter: June 25, 2012 to September 23, 2012
(B) 2013 three quarters: December 31, 2012 to September 29, 2013
2012 three quarters: December 26, 2011 to September 23, 2012

									Table No. 3
Journal Communications, Inc.
Broadcasting and Publishing Segment Information (unaudited)
(dollars in thousands)

	Third Quarter of 2013 (A)			Third Quarter of 2012 (B)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 39,821	$ 20,568	$ 60,389	$ 38,946	$ 19,864	$ 58,810	2.2	3.5	2.7

Operating earnings	$ 4,601	$ 3,496	$ 8,097	$ 9,969	$ 3,006	$ 12,975	(53.8)	16.3	(37.6)

Publishing:
	Daily	Community		Daily	Community		% Change	% Change	% Change
	Newspaper	Newspapers	Total	Newspaper	Newspapers	Total	Daily	CN	Total
Advertising revenue:
Retail	$ 13,977	$ 1,499	$ 15,476	$ 12,998	$ 3,409	$ 16,407	7.5	(56.0)	(5.7)
Classified	3,235	486	3,721	3,331	710	4,041	(2.9)	(31.5)	(7.9)
National	592	-	592	660	-	660	(10.3)	N/A	(10.3)
Total advertising revenue	17,804	1,985	19,789	16,989	4,119	21,108	4.8	(51.8)	(6.2)
Circulation revenue	12,300	324	12,624	12,677	459	13,136	(3.0)	(29.4)	(3.9)
Other revenue	4,105	1,221	5,326	4,192	757	4,949	(2.1)	61.3	7.6
Total revenue	$ 34,209	$ 3,530	$ 37,739	$ 33,858	$ 5,335	$ 39,193	1.0	(33.8)	(3.7)

Operating earnings	$ 2,991	$ 212	$ 3,203	$ 1,963	$ 271	$ 2,234	52.4	(21.8)	43.4

	Three Quarters of 2013 (C)			Three Quarters of 2012 (D)

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 125,174	$ 56,289	$ 181,463	$ 103,587	$ 54,139	$ 157,726	20.8	4.0	15.0

Operating earnings	$ 20,209	$ 9,736	$ 29,945	$ 22,518	$ 10,295	$ 32,813	(10.3)	(5.4)	(8.7)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 40,904	$ 4,596	$ 45,500	$ 39,006	$ 10,358	$ 49,364	4.9	(55.6)	(7.8)
Classified	9,770	1,409	11,179	10,447	2,073	12,520	(6.5)	(32.0)	(10.7)
National	1,841	-	1,841	2,227	-	2,227	(17.3)	N/A	(17.3)
Total advertising revenue	52,515	6,005	58,520	51,680	12,431	64,111	1.6	(51.7)	(8.7)
Circulation revenue	36,215	973	37,188	37,531	1,339	38,870	(3.5)	(27.3)	(4.3)
Other revenue	13,083	3,926	17,009	12,872	2,414	15,286	1.6	62.6	11.3
Total revenue	$ 101,813	$ 10,904	$ 112,717	$ 102,083	$ 16,184	$ 118,267	(0.3)	(32.6)	(4.7)

Operating earnings	$ 6,497	$ 644	$ 7,141	$ 4,811	$ 580	$ 5,391	35.0	11.0	32.5

(A) 2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2012 third quarter: June 25, 2012 to September 23, 2012
(C) 2013 three quarters: December 31, 2012 to September 29, 2013
(D) 2012 three quarters: December 26, 2011 to September 23, 2012

NOTE:

Broadcasting and publishing segment information is provided to facilitate comparison of our broadcasting and publishing segments results with those of other broadcasting and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

				Table No. 4
Journal Communications, Inc.
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2013	2012	2013	2012

Net earnings	$ 4,546	$ 7,698	$ 14,940	$ 18,228
Provision for income taxes	3,097	4,883	10,043	12,147
Total other expense, net	1,889	987	6,117	2,393
Depreciation	5,126	5,242	15,292	15,907
Amortization	758	363	2,282	1,312
EBITDA	$ 15,416	$ 19,173	$ 48,674	$ 49,987

Acquisition, divestiture and integration-related costs	145	555	1,699	993
Impairment of long-lived assets	-	493	238	493
Workforce reduction charges	80	553	828	1,626
Adjusted EBITDA	$ 15,641	$ 20,774	$ 51,439	$ 53,099

(A) 2013 third quarter: July 1, 2013 to September 29, 2013
2012 third quarter: June 25, 2012 to September 23, 2012
(B) 2013 three quarters: December 31, 2012 to September 29, 2013
2012 three quarters: December 26, 2011 to September 23, 2012

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, acquisition, divestiture and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

							Table No. 5
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Third Quarter (A)			Three Quarters (B)
	2013		2012	2013		2012

Numerator for diluted earnings per share:
Dividends on class A and B common stock	$ -		$ -	$ -		$ -
Dividends on class C common stock	-		218	-		1,145
Dividends on non-vested restricted stock	-		-	-		-
Total undistributed earnings
Class A and B	4,546		7,169	14,940		16,064
Class C	-		268	-		897
Non-vested restricted stock	-	#	43	-	#	122
Net earnings	$ 4,546		$ 7,698	$ 14,940		$ 18,228

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,310		49,981	50,231		50,120
Impact of non-vested restricted shares	280		-	279		-
Conversion of class C shares	-		-	-		-
Adjusted weighted average shares outstanding for class A and B	50,590		49,981	50,510		50,120

Diluted net earnings per share of class A and B:	$ 0.09		$ 0.14	$ 0.30		$ 0.32

# The two-class method of diluted earnings per share is not applicable for the third quarter and three quarters ended of 2013, therefore undistributed earnings are not allocated to stock other than class A and B.

(A) 2013 third quarter: July 1, 2013 to September 29, 2013
2012 third quarter: June 25, 2012 to September 23, 2012
(B) 2013 three quarters: December 31, 2012 to September 29, 2013
2012 three quarters: December 26, 2011 to September 23, 2012

		Table No. 6
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	September 29,	December 30,
	2013 (unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 1,749	$ 2,430
Receivables, net	62,892	65,265
Inventories, net	2,021	2,944
Prepaid expenses and other current assets	3,934	3,980
Syndicated programs	3,163	2,446
Deferred income taxes	2,610	3,053
Total current assets	76,369	80,118
Property and equipment, net	164,160	171,354
Syndicated programs	6,172	5,200
Goodwill	124,430	125,818
Broadcast licenses	135,409	129,566
Other intangible assets, net	60,452	62,734
Deferred income taxes	34,899	43,019
Other assets	6,620	7,994
Total assets	$ 608,511	$ 625,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 20,042	$ 26,861
Accrued compensation	11,742	10,715
Accrued employee benefits	6,021	5,155
Deferred revenue	16,985	16,277
Syndicated programs	2,576	2,686
Accrued income taxes	112	3,756
Other current liabilities	6,717	6,821
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term liabilities	80	126
Total current liabilities	66,931	75,053
Accrued employee benefits	88,890	92,907
Syndicated programs	6,759	5,477
Long-term notes payable to banks	205,160	230,095
Unsecured subordinated notes payable	13,279	13,279
Other long-term liabilities	3,946	3,491
Shareholders' equity	223,546	205,501
Total liabilities and equity	$ 608,511	$ 625,803

CONTACT:
For more information:
Journal Communications, Inc.
Andre Fernandez
President & Chief Financial Officer
414-224-2884